                           CRANE CO. AND SUBSIDIARIES
                            Exhibit 11 to FORM 10-K
               Annual Report for the Year Ended December 31, 1998

                      Computation of Net Income Per Share*
                      (In Thousands Except Per Share Data)


Basic                                    1998      1997      1996      1995      1994
-----                                  --------  --------  --------  --------  --------

 Net Income                            $138,438  $112,771   $92,110   $76,337   $55,933
                                       ========  ========   =======   =======   =======

   Net income per share                $   2.02  $   1.64   $  1.35   $  1.12   $   .83
                                       ========  ========   =======   =======   =======

   Weighted Average number of
     basic shares                        68,555    68,565    68,034    68,096    67,500


 Diluted
 -------
   Net Income                          $138,438  $112,771   $92,110   $76,337   $55,933

   Net income per share                $   2.00  $   1.63   $  1.34   $  1.11   $   .82
                                       ========  ========   =======   =======   =======

   Weighted average number of
     Basic shares                        68,555    68,565    68,034    68,096    67,500
   Add:
   Adjustment to basic shares
     for dilutive stock options             813       819       566       384       201

     Shares reserved for conversion
     of debentures                            -         -         -         -       203
                                       --------  --------   -------   -------   -------
   Total weighted average number of
     shares                              69,368    69,384    68,600    68,480    67,904
                                       ========  ========   =======   =======   =======



 *All share and per share data have been retroactively restated to reflect the three-for-two splits of common stock effected in the form of a 50% stock dividend in 1998 and 1996.

                                                                              24